CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 302 to the Registration Statement of The Advisors' Inner Circle Fund (Form N-1A: File No. 033-42484) of our report dated October 29, 2018, on the financial statements and financial highlights of CIBC Atlas All Cap Growth Fund and CIBC Atlas Equity Income Fund (two of the funds constituting The Advisors’ Inner Circle Fund (the “Funds”)) included the Funds’ Annual Report to shareholders for the year ended August 31, 2018.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania
December 28, 2018